EXHIBIT 99.1

NEWS RELEASE

Date: January 22, 2004	CorVel Corporation 2010 Main Street Suite 600 Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Richard Schweppe Phone: 949-851-1473 http://www.corvel.com

CorVel Announces December Quarter Revenues and Earnings

IRVINE, California, January 22, 2004 — CorVel Corporation (NASDAQ: CRVL) reported earnings per share of $0.38 for the quarter ended December 31, 2003, equal to per share earnings for the same quarter of the prior year. Net income for the quarter was $4.1 million compared to $4.2 million for the prior year’s December quarter. December quarter revenues were $75.6 million, up 3.4% from $73.1 million in the December quarter of 2002. Revenues and earnings for the quarter reflected the soft labor market in the U.S., which in turn has caused workers’ compensation claims to decline from the levels of a year ago.

Earnings per share for the nine months ended December 31, 2003 increased to $1.19 from $1.11 for the same period in the prior year, an increase of 7%. Net income for the nine months ended December 31 increased to $12.9 million from $12.3 million for the same period in the prior year. Revenues increased from $209 million to $229 million, an increase of 9.5%.

Many of the Company’s customers have experienced declining claims volumes as a result of the soft labor market. Current industry claims volumes reflect the conditions in the general economy a year ago. Lower rates of inflation in healthcare costs have also impacted workers’ compensation claims activity. Ongoing introductions of new technology helped the Company in its sales activities.

During the quarter the Company began launching its Advocate Services line of new claims management automation tools. Advocate Services includes applications of CorVel’s artificial intelligence tools, designed to automate the processing of incoming casualty claims. This new service reduces the labor in claims management and better focuses remaining resources. Early indications are that these techniques will reduce the cost of workers’ compensation claims, as well as the cost of administering those claims.

CorVel’s MedCheck medical review and CorCare PPO revenues were up 4.5% from the same quarter of the prior year. New accounts and product line expansions contributed to this result. During the quarter the Company continued the development and implementation of the next generation of its industry-leading software. The newest version of the software supports expanded document management technologies and improves processing efficiencies.

CorVel’s healthcare management website, CareMC (http://www.caremc.com), continues to differentiate the Company’s services. During the quarter the Company continued to scale up production capabilities, and to improve operating efficiencies. CareMC is designed to connect providers, payors, employers and managed care vendors in the workers’ compensation market. CareMC has opened the door to the introduction of new generations of traditional PPO and medical management services.

About CorVel
CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of managed healthcare. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, case management, utilization management, independent medical evaluations and medical bill review to more than 1,500 clients through its 3,500 associates and 185 offices in 49 states. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included or incorporated by reference in this release and in the related conference call for analysts and investors, other than statements or characteristics of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates, and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often by identified by words such “anticipates”, “expects”, “intends”, “plans”, “predicts”, “believes”, “seeks”, “estimates”, “may”, “will”, “should”, “would”, “could”, “potential”, “continue”, similar expressions, and variations or negatives of these words. These forward looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Important factors that may cause such a difference for CorVel include, but are not limited to, general economic and political conditions and specific conditions in the markets we address, competition from other managed care companies, customer contract cancellations, the ability to expand certain areas of the Company’s business, shifts in customer demands, the effects of new and emerging technologies, problems or delays in the testing and delivery of new services and products, changes in operating expenses, including employee wages, benefits and medical inflation, and governmental and public policy changes.

Our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Income Statement (unaudited)

Three months ended December 31, 2002 and 2003

	Three months ended December 31,

	2002	2003

Revenues	$73,135,000	$75,631,000
Cost of revenues	60,112,000	62,993,000

Gross profit	13,023,000	12,638,000
General and administrative expenses	6,261,000	6,517,000

Income before income taxes	6,762,000	6,121,000
Income tax provision	2,569,000	2,039,000

Net Income	$4,193,000	$4,082,000

Net income per share
Basic	$.39	$.39

Diluted	$.38	$.38

Weighted average shares outstanding
Basic	10,717,000	10,559,000
Diluted	11,032,000	10,794,000

CorVel Corporation
Income Statement (unaudited)

Nine months ended December 31, 2002 and 2003

	Nine months ended December 31,

	2002	2003

Revenues	$208,789,000	$228,521,000
Cost of revenues	170,124,000	188,845,000

Gross profit	38,665,000	39,676,000
General and administrative expenses	18,806,000	19,336,000

Income before income taxes	19,859,000	20,340,000
Income tax provision	7,546,000	7,443,000

Net Income	$12,313,000	$12,897,000

Net income per share
Basic	$1.14	$1.22

Diluted	$1.11	$1.19

Weighted average shares outstanding
Basic	10,765,000	10,592,000
Diluted	11,094,000	10,855,000

CorVel Balance Sheet Summary Balance Sheet Information

As of March 31, 2003 (audited) and December 31, 2003 (unaudited)

	March 31, 2003	Dec. 31, 2003

	(audited)	(unaudited)

Assets
Cash and cash equivalents	$5,913,000	$6,215,000
Accounts receivable, net	45,394,000	43,879,000
Prepaid taxes and expenses	1,815,000	2,704,000
Deferred income taxes	5,029,000	5,029,000
Property and Equipment, Net	25,848,000	28,483,000
Other Assets	9,326,000	13,094,000

TOTAL ASSETS	$93,325,000	$99,404,000

Liabilities and Stockholders’ Equity
Accounts payable	$6,880,000	$8,929,000
Accrued liabilities	13,758,000	11,898,000
Deferred income taxes	5,467,000	5,467,000
Common stock and paid-in-capital	47,467,000	51,030,000
Treasury Stock	(84,127,000)	(94,697,000)
Retained earnings	103,880,000	116,777,000

TOTAL LIABILITIES AND EQUITY	$93,325,000	$99,404,000

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